Exhibit 99.1

    NetScout Systems Reports Second Quarter Financial Results For Fiscal 2005

    WESTFORD, Mass., Oct. 14 /PRNewswire-FirstCall/ -- NetScout Systems, Inc. (Nasdaq: NTCT), a leading provider of network performance management solutions, today announced financial results for its second quarter of fiscal year 2005.
    Revenue for the second quarter of fiscal year 2005, ended September 30, 2004, was $20.5 million, compared to revenue of $20.1 million in the previous quarter and revenue of $17.5 million in the second quarter of fiscal year 2004. Net profit for the quarter was $1.1 million or $0.03 per diluted share, compared to a net profit of $297,000, or $0.01 per diluted share, for the previous quarter and compared to breakeven, or $0.00 per diluted share, in the second quarter of fiscal year 2004. The second quarter net profit includes an adjustment of $368,000, or $0.01 per diluted share, from completion of an IRS tax audit for fiscal years 2000 through 2003.
    "In an environment that continues to be challenging, we are pleased that NetScout has had another strong quarter," said Anil Singhal, President and CEO of NetScout Systems. "It is indicative of the market acceptance of our CDM(TM) strategy and products that have been in the market for more than a year. We are now well positioned to use CDM as a platform to drive future growth, both by continuing to enhance our existing products and by adding new products to the nGenius(R) family. In the third quarter, we will be announcing yet another significant initiative in the ongoing evolution of CDM."

     Financial Highlights for the Second Quarter:
     -- Total revenue increased 2% sequentially and increased 17% from the second quarter of fiscal year 2004. Product revenue increased 6% sequentially and increased 24% from the second quarter of fiscal year 2004. Service revenue decreased 3% sequentially and increased 9% from the second quarter of fiscal year 2004. Royalty revenue increased 2% sequentially and decreased 1% from the second quarter of fiscal year 2004.
     -- Gross margin was 76% of total revenue, down 1 point sequentially and up 1 point compared to the second quarter of fiscal year 2004.
     -- Cash flow from operations was positive.
     -- Cash and short and long-term marketable securities increased by $1.7 million to $78.2 million in the second quarter and increased by $6 million year-over-year.
     -- 31 new customers were added worldwide.
     -- 249 customers made repeat purchases.
     -- 52 customers placed orders over $100,000.
     -- International business comprised approximately 18% of total revenue.

    Product and Company Highlights:
    -- NetScout announced the market's first solution for optimizing the performance of applications in wide area networks using Inverse Multiplexing over ATM (IMA) technology. Delivered via NetScout's new nGenius T1/E1 IMA Probes and NetScout's nGenius(R) Performance Manager v2.0, the new solution allows enterprises to effectively monitor, troubleshoot and report on the performance of applications being delivered across IMA links, as well as manage the performance of those links in conjunction with the rest of the network.
    -- NetScout joined the Citrix(R) Alliance Partner program as a Premier member and was a sponsor of the Citrix iForum(TM) 2004.
    -- NetScout further expanded its sales channels in Asia by signing a new partnership agreement with Transition Systems, a distributor of data communications products to enterprises and government organizations in Southeast Asia. Under the agreement, Transition Systems will resell NetScout's nGenius Performance Management Solution through its extensive network of system integrators and value-added resellers in Malaysia, Thailand and the Philippines.
    -- NetScout hosted its third annual User Forum conference in early
       October.   The three-day conference, titled "Path to Performance,"
       provided a forum for NetScout customers to learn more about future product and technology direction and to exchange information about new ways to use nGenius to bring value to their business. Attendance increased by 50% over the prior year with customers and resellers coming from North America, Asia and Europe.

    Guidance:
    For the third quarter of fiscal year 2005, the Company expects revenue to be in the range of $20.5 million to $21.5 million and net profit per diluted share to be in the range of $0.01 to $0.02.

    CONFERENCE CALL INSTRUCTIONS:
    The Company invites shareholders to listen to its conference call today at 4:30 p.m. ET, which will be webcast live through the Company's website at http://www.netscout.com/investors. Alternatively, people can listen to the call by dialing 888-273-9885 for U.S./Canada and 612-332-0637 for international callers. A replay of the call will be available after 8:00 p.m. ET on October 14 for approximately two weeks. The number for the replay is 800-475-6701 for U.S./Canada and 320-365-3844 for international callers. The access code is 750086.

    About NetScout Systems, Inc.
    NetScout Systems, Inc. (Nasdaq: NTCT) is a market leader and pioneer of integrated network performance management products that unify performance across the enterprise. NetScout's nGenius Performance Management System is helping more than 3,000 leading companies increase their return on infrastructure investments by optimizing the performance of networks and applications according to business priorities. NetScout is headquartered in Westford, Massachusetts, and has offices worldwide. Further information is available at http://www.netscout.com.

    Safe Harbor:
    Forward-looking statements in this release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release, which are not strictly historical statements, including the plans, objectives and future financial performance of NetScout, constitute forward-looking statements which involve risks and uncertainties. Actual results could differ materially from the forward-looking statements. Risks and uncertainties which could cause actual results to differ include, without limitation, risks and uncertainties associated with the Company's relationships with strategic partners, dependence upon broad-based acceptance of the Company's network performance management solutions, the Company's ability to achieve and maintain a high rate of growth, introduction and market acceptance of new products and product enhancements such as the delivery of nGenius product platform probes and software solutions and the implementation of the Company's CDM Technology strategy, the ability of the Company to take advantage of service provider opportunities, competitive pricing pressures, reliance on sole source suppliers, successful expansion and management of direct and indirect distribution channels and dependence on proprietary technology, as well as risks associated with a continued climate of tight IT spending, and risks of further slowdowns or downturns in economic conditions generally and in the market for network performance management solutions specifically. For a more detailed description of the risk factors associated with the Company, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and its quarterly report on Form 10-Q for the quarter ended June 30, 2004 on file with the Securities and Exchange Commission. NetScout assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
    NetScout and the NetScout logo and nGenius are registered trademarks of NetScout Systems, Inc. CDM and the CDM logo, Universal Response Time, Power Alarms, Workspaces and MasterCare and the MasterCare logo are trademarks of NetScout Systems, Inc. NetScout reserves the right, at its sole discretion, to make changes at any time in its technical information and specifications and service and support programs.
    The Company's condensed consolidated statements of operations and balance sheets are attached.


                            NetScout Systems, Inc.
               Condensed Consolidated Statements of Operations
                                (In thousands)
                                 (Unaudited)


                                         Three Months Ended  Six Months Ended
                                             September 30,     September 30,
                                             2004     2003    2004     2003
    Revenue:
       Product                              $12,224  $9,878  $23,784  $18,506
       Service                                7,826   7,192   15,931   13,749
       License and royalty                      439     445      871      863
          Total revenue                      20,489  17,515   40,586   33,118

    Cost of revenue:
         Product(1)                           3,901   3,358    7,554    6,139
         Service
         respectively)                        1,077   1,022    2,142    2,066
           Total cost of revenue              4,978   4,380    9,696    8,205

    Gross margin                             15,511  13,135   30,890   24,913

    Operating expenses:
       Research and development(2)            4,058   3,670    8,377    6,679
       Sales and marketing                    8,802   8,038   17,585   15,982
       General and administrative             1,806   1,550    3,760    3,199
       Amortization of other intangible
        assets                                  -       -        -        272
           Total operating expenses          14,666  13,258   29,722   26,132

    Income (Loss) from operations               845    (123)   1,168   (1,219)
    Interest income and other expenses, net     119     160      298      357
    Income (loss) before income tax expense
     (benefit)                                  964      37    1,466     (862)
    Income tax expense (benefit)                (93)     37      112     (310)
    Net income (loss)                        $1,057     $-     $1,354   $(552)

    Basic net income (loss) per share         $0.03     $-      $0.04  $(0.02)
    Diluted net income (loss) per share       $0.03     $-      $0.04  $(0.02)
    Shares used in computing:
         Basic net income (loss) per share   30,533  30,058   30,491   30,046
         Diluted net income (loss) per
          share                              31,288  30,585   31,517   30,046


    (1) Cost of product revenue includes amortization of capitalized software of $166 and $110 for the three months ended September 30, 2004 and 2003, respectively and $331 and $110 for the six months ended September 30, 2004 and 2004, respectively.
    (2) Research and development costs are net of capitalized software development costs of $258 and $1,325 for the three and six months ended September 30, 2003.



                            NetScout Systems, Inc.
                    Condensed Consolidated Balance Sheets
                                (In thousands)
                                 (Unaudited)

                                                September 30,       March 31,
                                                     2004              2004

    Assets
    Current assets:
       Cash and cash equivalents                   $37,870           $19,011
       Marketable securities                        34,416            50,432
       Accounts receivable, net                      9,653            10,851
       Inventories                                   2,949             3,366
       Refundable income taxes                       1,411             2,102
       Deferred income taxes                         1,750             1,667
       Prepaids and other current assets             2,706             2,175

          Total current assets                      90,755            89,604

    Fixed assets, net                                5,810             5,415
    Capitalized software development
     costs                                             552               884
    Goodwill, net                                   28,839            28,839
    Deferred income taxes                            8,645             8,378
    Long-term prepaid expense                           39                45
    Long-term marketable securities                  5,962             6,016
            Total assets                          $140,602          $139,181


    Liabilities and Stockholders' Equity
    Current liabilities:
       Accounts payable                             $1,863            $1,984
       Accrued compensation                          4,995             4,481
       Accrued other                                 2,480             2,140
       Income tax payable                              -                 490
       Deferred revenue                             14,832            15,968

          Total current liabilities                 24,170            25,063

    Long-term liabilities:
        Long-term deferred revenue                   1,258             1,006

           Total liabilities                        25,428            26,069

    Stockholders' equity:
       Common stock                                     35                34
       Additional paid-in capital                  111,474           110,683
       Accumulated other comprehensive
        income                                         (77)                7
       Treasury stock                              (26,490)          (26,490)
       Retained earnings                            30,232            28,878

          Total stockholders' equity               115,174           113,112

            Total liabilities and
             stockholders' equity                 $140,602          $139,181


    Contact:
     Catherine Taylor
     Director of Investor Relations
     NetScout Systems, Inc.
     978-614-4286
     IR@netscout.com

SOURCE  NetScout Systems, Inc.
    -0-                             10/14/2004
    /CONTACT: Catherine Taylor, Director of Investor Relations of NetScout Systems, Inc., +1-978-614-4286, IR@netscout.com/
    /Web site:  http://www.netscout.com/
    (NTCT)

CO:  NetScout Systems, Inc.
ST:  Massachusetts
IN:  CPR STW NET
SU:  ERN CCA MAV